UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No.     )*
                                             -----

                    BREAKTHROUGH TECHNOLOGY PARTNERS I, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                      None
                         ------------------------------
                                 (CUSIP Number)

                              Robert C. Laskowski
              1001 SW Fifth Avenue, Suite 1300, Portland, OR 97204
                                  503-241-0780
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                 March 19, 2001
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 3

                                  SCHEDULE 13D
                                  ------------

CUSIP No. None                                                      Page 2 of 3

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Daniel M. Smith
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [   ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY
      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      PF
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF               2,500,000
      SHARES                  --------------------------------------------------
      BENEFICIALLY        8)  SHARED VOTING POWER
      OWNED BY                0
      EACH                    --------------------------------------------------
      REPORTING           9)  SOLE DISPOSITIVE POWER
      PERSON                  2,500,000
      WITH                    --------------------------------------------------
                         10)  SHARED DISPOSITIVE POWER
                              0
      --------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,500,000
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      50%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                                                    Page 3 of 3
Item 1.  Security and Issuer

         Common Stock

         Breakthrough Technology Partners I, Inc.
         32700 N.E. Lesley Rd.
         Newberg, OR 97132

Item 2.  Identity and Background

         (a)   Daniel M. Smith
         (b)   32700 N.E. Lesley Rd.
               Newberg, OR 97132
         (c)   Business Consultant
         (d) Mr. Smith has not been convicted in any criminal proceeding during the past five years.
         (e) Mr. Smith has not been a party to a civil proceeding of any kind during the past five years.
         (f)   USA

Item 3.  Source and Amount of Funds or Other Consideration

         The source of funds were the personal funds of Mr. Smith.

Item 4.  Purpose of Transaction

         The purpose of the acquisition was to obtain control of the issuer and subsequently to merge the issuer with a operating entity with an on-going business.

Item 5.  Interest in Securities of the Issuer

         (a) 2,500,000 shares representing 50% of the issued and outstanding common stock of the issuer.
         (b)   Sole voting power over 2,500,000 shares.
         (c)   Not applicable.
         (d)   Not applicable.
         (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               Not applicable.

Item 7.  Material to be Filed as Exhibits

               None.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            March 28, 2001
                                            ------------------------------------
                                                          (Date)

                                            /s/Daniel M. Smith
                                            ------------------------------------
                                                       (Signature)

                                            Daniel M. Smith
                                            ------------------------------------
                                                          (Name)